EXHIBIT 5

                    [EPSTEIN BECKER & GREEN, P.C. LETTERHEAD]

                                  June 29, 1999

Board of Directors of
   Novoste Corporation
3890 Steve Reynolds Boulevard
Norcross, Georgia  30093

            Re: Stock Option Plan

Gentlemen:

            We have acted as counsel to Novoste Corporation (the "Company") in connection with its filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 100,000 shares (the "Shares") of the Company's authorized and unissued shares of Common Stock, $.01 par value, issuable upon the exercise of options under the Company's Non-Employee Director Stock Option Plan (the "Director Plan").

            As such counsel, we have examined originals, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers of the Company and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

            In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

            On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Director Plan, will be validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement.

                                        Very truly yours,

                                        EPSTEIN BECKER & GREEN, P.C.


                                        By: /s/ Seth I. Truwit
                                           -------------------------------------
                                           Seth I. Truwit